Jerry H. Clay

102 N. College, Suite 507
Tyler, Texas 75702
(903) 597 - 0289

September 30, 2003

LETTER AGREEMENT

TUSCANY MINERALS, LTD.
J. Stephen Barley, President
2060 Gisby Street
West Vancouver, B.C. V7V 4N3

Re:

Davey-Colley No. 1 Re-entry: 527.23 acres, more or less, a part of the J.I. Aguilera Survey, A-5, the Robert Earl Survey, A-256, the J.L. Roundtree Survey, A-695, the E. Cone Survey, A-194, and the C.C. Stibbins Survey, A-754, and being the same land described in deed dated November 20, 1943 from M.A. Davey to Paul McKenzie and wife, recorded in Volume 331, at page 558 of the Deed Records of Anderson County, Texas (the “Prospect Lands”).

Dear Mr. Barley:

This letter, when executed by you in the space provided below, sets forth and confirms the understanding of our agreement concerning the abandonment of the re-entry of the well previously known as the Lamar Hunt LNR Company Inc. No. 1 well (the “Well”) in the Tennessee Colony East (Rodessa) Field, Anderson County, Texas, on the following terms and conditions (the “Letter Agreement”):

1.
Jerry H. Clay (“Clay”) agrees to assume all liabilities associated with plugging and abandoning the Well. In and for the consideration of Clay’s assumption of the plugging obligation and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tuscany Minerals Ltd. (“Tuscany”) does hereby bargain, sell, transfer, assign and convey unto Clay all its right, title and interest in the wellbore of the Well and any hydrocarbons produced from the Well, together with a like interest in all well site equipment used or obtained for the use in connection therewith.

2.
Tuscany agrees to release Clay from any claims arising from that certain letter agreement dated June 19, 2003, by and between Clay and Tuscany, the amendment to that letter agreement dated September 8, 2003, by and between Clay, Tuscany and Arcadia Exploration and Production Company (“Arcadia”), and the operating agreement dated June 19, 2003. Said release shall not apply to Clay’s obligation to pay Arcadia for Clay’s share of costs as described in the June 19, 2003, letter agreement.

3.
The above notwithstanding, Tuscany expressly retains its right to participate in the drilling of a new well on the Prospect Lands under the terms and conditions set forth in the June 19, 2003, letter agreement subject to the following terms. Upon receipt of written notice of a proposed new well, Tuscany will have ten (10) business days within which to notify the proposing party whether Tuscany elects to participate in the new well. If Tuscany elects to go non-consent in the new well or fails to reply within the above-specified timeframe, Tuscany shall be deemed to have relinquished to the consenting parties in proportion to their leasehold interests all its right, title and interest in and to such new well and equipment thereon and to all leasehold rights, interest and acreage on the Prospect Lands. Tuscany may not propose to drill a new well on the Prospect Lands while the Well is producing commercially or while the Well is being re-entered or re-worked.

4.
To the extent that the provisions of this Letter Agreement conflict with the provisions of the operating agreement dated June 19, 2003, and the letter agreements dated June 19, 2003, and September 8, 2003, this Letter Agreement shall control.

If the above outlined terms and conditions correctly set forth your understanding of our agreement, please so indicate by executing one original of this Letter Agreement and returning to the undersigned.

Yours truly,

JERRY H. CLAY

By:	/s/ Jerry H. Clay

Jerry H. Clay

Agreed and accepted this 30th day of September, 2003.

TUSCANY MINERALS, LTD.

By:	/s/ J. Stephen Barley

J. Stephen Barley President